Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”), including the attached Exhibit “A,” is entered into between the Inn of the Mountain Gods Resort and Casino, a Mescalero Apache Tribal enterprise, having offices at 287 Carrizo Canyon Road, Mescalero, New Mexico 88340 (“Employer”), and Daniel A McCue , an individual currently residing at 2150 Del Rio Road, Roseburg, OR 97470 (“Employee”), to be effective as of 1st day of September, 2008 (the “Effective Date”).
WITNESSETH
     WHEREAS, Employer desires to employ Employee in the position set forth on Exhibit “A” and under the terms and conditions set forth in this Employment Agreement.
     WHEREAS, Employee is willing to accept employment with Employer under the terms and conditions set forth in this Employment Agreement; and
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:
ARTICLE 1: EMPLOYMENT AND DUTIES:
     1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until the date set forth on Exhibit “A” (the “Term”), subject to the terms and conditions of this Agreement.
     1.2 Employee initially shall be employed in the position set forth on Exhibit “A.” Employer may subsequently assign Employee to a different position or modify Employee’s duties and responsibilities; provided however, in the event Employer substantially reduces the duties or responsibilities of Employee, Employee may elect to terminate this Agreement pursuant to Article 3 below. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee’s abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time.
     1.3 Employee shall, during the period of Employee’s employment by Employer, devote Employee’s full business time, energy, and best efforts to the business and affairs of Employer and its Enterprises or other entities. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee’s performance of Employee’s duties hereunder, is contrary to the interests of Employer, or requires any significant portion of Employee’s business time.

     1.4 In connection with Employee’s employment by Employer, Employer shall endeavor to provide Employee access to such information pertaining to the business and services of Employer as is appropriate for Employee’s employment responsibilities. Employer also shall endeavor to provide to Employee the opportunity to develop business relationships with those of Employer’s clients and potential clients that are appropriate for Employee’s employment responsibilities.
     1.5 Employee acknowledges and agrees that at all times during the employment relationship Employee owes fiduciary duties to Employer, including but not limited to the fiduciary duties of the highest loyalty, fidelity and allegiance to act at all times in the best interests of the Employer, to make full disclosure to Employer of all information that pertains to Employer’s business and interests, to do no act which would injure Employer’s business, its interests, or its reputation, and to refrain from using for Employee’s own benefit or for the benefit of others any information or opportunities pertaining to Employer’s business or interests that are entrusted to Employee or that Employee learned while employed by Employer. Employee acknowledges and agrees that upon termination of the employment relationship, Employee shall continue to refrain from using for Employee’s own benefit or the benefit of others any information or opportunities pertaining to Employer’s business or interests that were entrusted to Employee during the employment relationship or that Employee learned while employed by Employer. Employee agrees that while employed by Employer and thereafter Employee shall not knowingly take any action that interferes with the internal relationships between Employer and its employees or representatives or interferes with the external relationships between Employer and third parties.
     1.6 It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer or any of its Enterprises or other entities, involves a possible conflict of interest. In keeping with Employee’s fiduciary duties to Employer, Employee agrees that during the employment relationship Employee shall not knowingly become involved in a conflict of interest with Employer or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to Employer’s Chairperson or the Chief Operating Officer should such duty be so delegated, same herein referred to as “Chairperson” any facts that might involve such a conflict of interest that has not been approved by Employer’s Chairperson. Employer and Employee recognize that it is impossible to provide an exhaustive list of actions or interests that constitute a “conflict of interest.” Moreover, Employer and Employee recognize there are many borderline situations. In some instances, full disclosure of facts by the Employee to Employer’s Chairperson or the Chief Operating Officer should such duty be so delegated, may be all that is necessary to enable Employer or its affiliates to protect its interests. In others, if no improper motivation appears to exist and the interests of Employer or its affiliates have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for Employer to terminate the employment relationship. Employer and Employee agree that Employer’s determination as to whether a conflict of interest exists shall be conclusive. Employer reserves the right to take such action as, in its judgment, will end the conflict.

     1.7 Employee understands and acknowledges that the terms and conditions of this Agreement constitute confidential information. Employee shall keep confidential the terms of this Agreement and shall not disclose this confidential information to anyone other than as required by law. Employee acknowledges and understands that disclosure of the terms of this Agreement constitutes a material breach of this Agreement and could subject Employee to disciplinary action, including without limitation, termination of employment.
ARTICLE 2: COMPENSATION AND BENEFITS:
     2.1 Employee’s monthly base salary during the Term shall be not less than the amount set forth under the heading “Monthly Base Salary” on Exhibit “A,” subject to increase at the sole discretion of the Employer, provided however, that Employee shall receive an annual cost of living increase based on the percentage specified by Employer for all of Employer’s employees or a mutually agreeable federal governmental index, which shall be paid in accordance with Employer’s standard payroll practice. Any calculation to be made under this Agreement with respect to Employee’s Monthly Base Salary shall be made using the then current Monthly Base Salary in effect at the time of the event for which such calculation is made.
     2.2 While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Employer to all or substantially all of Employer’s employees. Such benefits, plans, and programs may include, without limitation, paid vacation, paid sick leave, paid holidays, and medical, health, and dental care, life insurance, disability protection, and pension plans. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.
     2.3 While employed by Employer, Employee shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Employee in the performance of Employee’s duties. Where time allows, any such request for expenditure shall be approved in advance by the Chief Operating Officer. Employee will maintain records and written receipts as required by the Employer’s policy and reasonably requested by the Employer to substantiate such expenses.
     2.4 Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Moreover, unless specifically provided for in a written plan document adopted by the Management Board of the Inn of the Mountain Gods Resort and Casino, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.
     2.5 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, or other taxes as may be required pursuant to any law or governmental regulation or ruling.
ARTICLE 3: TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH TERMINATION:
     3.1 Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate Employee’s employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:
     (i) For “cause” upon the determination by the Employer’s Chairperson that “cause” exists for the termination of the employment relationship. As used in this Section 3.1 (i), the term “cause” shall mean [a] Employee’s gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; [b] Employee has been convicted of a felony; [c] Employee has willfully refused without proper legal reason to perform the duties and responsibilities required of Employee under this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; [d] Employee’s involvement in a conflict of interest as referenced in Section 1.6 for which Employer makes a determination to terminate the employment of Employee which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; [e] Employee has willfully engaged in conduct that Employee knows or should know is materially injurious to Employer or any of its respective Enterprises or other entities; [f] Employee’s material breach of any material provision of this Agreement or Tribal policy which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; [g] Employee violates the Indian Gaming Regulatory Act or other applicable United States law as proscribed by Section 5.1; or [h] Employee no longer has a valid Mescalero Apache Tribal Gaming Commission Gaming License. It is expressly acknowledged and agreed that the decision as to whether “cause” exists for termination of the employment relationship by Employer is delegated to the Employer’s Chairperson for determination. If Employee disagrees with the decision reached by Employer’s Chairperson, the dispute will be limited to whether Employer’s Chairperson reached the decision in good faith;
     (ii) for any other reason whatsoever, with or without cause, in the sole discretion of the Chairperson of Employer;
     (iii) upon Employee’s death; or

     (iv) upon Employee’s becoming disabled so the Employee is permanently and totally unable to perform Employee’s duties for Employer as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by Employer.
The termination of Employee’s employment prior to the expiration of the Term shall constitute a severance and shall be subject to the terms of Section 3.3 below.
     3.2 Notwithstanding any other provisions of this Agreement except Section 8.6, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment of the following reasons:
(i)	a material breach by Employer of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice by Employee of such breach to Employer. Any such termination shall be subject to the provisions of Section 3.3 below.

(ii)	for any other reason whatsoever, in the sole discretion of Employee.
     3.3 Upon termination of the employment relationship by either Employer or Employee prior to the expiration of the Term, in consideration of the Employees continued obligations hereunder, after such termination (including without limitation Employee’s under Article 6, 7 and Section 8.2 ) to receive the then current monthly base salary, benefits, allowance continuation as set forth in Exhibit A as follows:
(i)	After employee has been employed for the term of six (6) months, Employee shall have a severance package of six (6) months wages in the event of termination of the employment of Employee. The initial six (6) month period shall not be calculated in determining severance payable under this subparagraph.

(ii)	Same should be paid at the time of normal preparation and issuance of payroll checks, and same shall be reduced by standard deductions taken from such severance payments.

(iii)	Such severance under the provisions of this section shall be limited to a total of six (6) months of severance.

(iv)	Such severance payment shall terminate should employee violate the provisions of Article 7 (post employment non-competition obligations) or Section 8.2 (under miscellaneous). Such termination of severance for any such violation shall be upon giving notice to Employee that such severance is being stopped and no further payment will be made pursuant to the provisions of this Section.
     3.4 Upon termination of the employment relationship as a result of Employee’s death, Employee’s heirs, administrators, or legatees shall be entitled to Employee’s pro rata salary through the date of such termination.
     3.5 In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans, and policies of Employer.
     3.6 Termination of the employment relationship does not terminate those obligations imposed by this Agreement that are continuing obligations, including, without limitation, Employee’s obligations under Articles 6 ,7 and Section 8.2.
     3.7 This Agreement governs the rights and obligations of Employer and Employee with respect to Employee’s salary and other perquisites of employment.
ARTICLE 4: CONTINUATION OF EMPLOYMENT BEYOND TERM; TERMINATION AND EFFECTS OF TERMINATION:
     4.1 Should Employee remain employed by Employer beyond the expiration of the Term specified on Exhibit “A,” such employment shall convert to an at will employment for a month to month period with same terminable at anytime by either Employee or Employer for any reason whatsoever, with or without cause. During such month to month employment, severance benefits payable under Section 3.3 above, shall continue to accrue. Other than the severance provisions under Section 3.3. above such termination of the employment relationship by either Employer or Employee for any reason whatsoever, shall terminate all benefits and rights to Employee except those provided by the severance package as referred to above.
ARTICLE 5: MESCALERO APACHE TRIBE LAWS, MESCALERO APACHE TRIBAL GAMING COMMISSION REGULATIONS AND UNITED STATES INDIAN GAMING REGULATORY ACT AND OTHER LAWS:
     5.1. Employee shall at all times comply with applicable Mescalero Apache Tribal laws, Mescalero Apache Tribal Gaming Commission regulations and United States laws applicable to Employee’s actions on behalf of Employer, including specifically, without limitation, the Tribal Gaming Ordinance and the United States Indian Gaming Regulatory Act, generally codified in 25 USC 2701 (“IGRA”), as the IGRA may hereafter be amended, and/or its successor statutes. If Employee pleads guilty to or nolo contendere or admits civil or criminal liability under the IGRA or other applicable United States law, or if a court finds that Employee has personal civil or criminal liability under the IGRA or other applicable United States law, or if a court finds that Employee committed an action resulting in any Mescalero Apache Tribal Resort Enterprise or other Tribal Enterprise or entity having civil or criminal liability or responsibility under the IGRA or other applicable United States law with knowledge of the activities giving rise to such liability or knowledge of facts from which Employee should have reasonably inferred the activities giving rise to liability had occurred or were likely to occur, such action or finding shall constitute “cause” for termination under this Agreement unless Employer’s highest applicable level of Employer’s management determines that the actions found to be in violation of the IGRA or other applicable United States law were taken in good faith and in compliance with all applicable policies of Employer.
ARTICLE 6: OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS:
     6.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by Employer (whether during business hours or otherwise and whether on Employer’s premises or otherwise) which relate to Employer’s business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. Moreover, all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Employer.
     6.2 Employee acknowledges that the business of Employer, its Enterprises and other entities is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer, its Enterprises and other entities use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer, its Enterprises and other entities in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer, its subsidiaries and other entities, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. Employer its Enterprises and other entities shall be third party beneficiaries of Employee’s obligations under this Section. As a result of Employee’s employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint ventures, and the like, of Employer, its subsidiaries and other entities. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer’s confidential business information and trade secrets. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Employer shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Employer, including the recovery of damages from Employee and his or her agents involved in such breach.
     6.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee’s employment by Employer which contain or disclose confidential business information or trade secrets of Employer, its Enterprises and other entities shall be and remain the property of Employer, its Enterprises and other entities, as the case may be. Upon termination of Employee’s employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.
     6.4 If, during Employee’s employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer’s business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer’s premises or otherwise), Employee shall disclose such work to Employer. Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his employment; or, if the work is not prepared by Employee within the scope of his employment but is specially ordered by Employer as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer shall be the author of the work. If such work is neither prepared by the Employee within the scope of his employment nor a work specially ordered and is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer all of Employee’s worldwide right, title, and interest in and to such work and all rights of copyright therein.
     6.5 During the period of Employee’s employment by Employer and thereafter, Employee shall assist Employer and its nominee, at any time, in the protection of Employer’s worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or its nominee and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

ARTICLE 7: POST-EMPLOYMENT NON-COMPETITION OBLIGATIONS:
     7.1 As part of the consideration for the compensation and benefits to be paid to Employee hereunder, in keeping with Employee’s duties as a fiduciary and in order to protect Employer’s interests in the confidential information of Employer and the business relationships developed by Employee with the clients and potential clients of Employer, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Article 7. Employee agrees that during the period of Employee’s non-competition obligations hereunder, Employee will not, directly or indirectly work for Employee or for others, in Otero County, Lincoln County, Chaves County and Dona Ana County, New Mexico:
     (i) engage in any business competitive with the business conducted by Employer;
     (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Employer;
     (iii) induce any employee of Employer, its Enterprises and other entities to terminate his or her employment with Employer, its Enterprises and other entities, or hire or assist in the hiring of any such employee by person, association, or entity not affiliated with Employer.
These non-competition obligations shall extend during the term of this agreement and for twelve (12) months after termination or expiration whichever should occur last.
     7.2 Employee understands that the foregoing restrictions may limit his ability to engage in certain businesses during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits (e.g., the right to receive compensation under Section 3.3 upon termination) under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 7 by Employee, and Employer shall be entitled to enforce the provisions of this Article 7 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 7, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Employee and his or her agents involved in such breach.
     7.3 It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Article 7 to be reasonable and necessary to protect the proprietary information of Employer. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.
ARTICLE 8: MISCELLANEOUS:
     8.1 For purposes of this Agreement the term “Employer” shall include the Inn of the Mountain Gods Resort and Casino, Ski Apache, Casino Apache Travel Center and any other Enterprise or entity of the Inn of the Mountain Gods Resort and Casino.
     8.2 Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Employer, its Enterprises and other entities, or any of such entities’ officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Employer, its Enterprises and other entities, or any of such entities’ business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Employer, its Enterprises and other entities, or such entities’ officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Employer, its Enterprises and other entities, or any of such entities’ officers, employees, agents, or representatives; or that place Employer, its Enterprises and other entities, or any of such entities’ or its officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Employer, its Enterprises and other entities, or any of such entities’ or its officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Employer under this provision are in addition to any and all rights and remedies otherwise afforded by law.
     8.3 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Employer:

Chief Operating Officer		F. Randolph Burroughs, Esq.
Inn of the Mountain Gods Resort and Casino	and	Burroughs and Rhodes
287 Carrizo Canyon Road		906 Virginia Ave.
Mescalero, New Mexico 88340		Alamogordo, New Mexico 88310
If to Employee, to the address shown on the first page hereof.
Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     8.4 This Agreement shall be governed in all respects by the laws of the Mescalero Apache Tribe, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the federal courts of the United States.
     8.5 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     8.6 If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee’s obligations under Article 6, or Article 7, and if the dispute cannot be settled through direct discussions, then Employer and Employee agree to first endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other proceeding or forum.
     8.7 Each of Employer and Employee is a citizen of the United States of America. Employer’s principal place of business is in Mescalero, Otero County, New Mexico. This Agreement was negotiated and signed in Mescalero, New Mexico. This Agreement shall be performed in Mescalero, New Mexico. Any litigation that may be brought by either Employer or Employee involving the enforcement of this Agreement or the rights, duties, or obligations of this Agreement, shall be brought exclusively in the Tribal court sitting in Mescalero, Otero County, New Mexico, or federal courts having jurisdiction over the Mescalero Apache Tribe.
     8.8 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.
     8.9 This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer.
     8.10 There may exist other agreements between Employer and Employee relating to the employment relationship between them, e.g., the agreement with respect to company policies contained in Employer’s Policy booklet and agreements with respect to benefit plans and health insurance. This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee’s employment relationship with Employer and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by Employer’s Chief Operating Officer.
     8.11 Employer and Employee agree that a facsimile or emailed copy of this agreement shall be valid for all purposes herein.
     IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.
INN OF THE MOUNTAIN GODS
RESORT AND CASINO

By:	/s/ Douglas A. Lentz Douglas A. Lentz, Chief Operating Officer	By:	/s/ Daniel A. McCue Daniel A. McCue, Employee
This 2nd day of September, 2008.

EXHIBIT “A” TO
EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN THE
INN OF THE MOUNTAIN GODS RESORT AND CASINO
AND

Employee Name:	Daniel A. McCue

Term:	Effective the 1st day of September, 2008 thru the 31st day of August, 2011.

Position:	Chief Financial Officer

Location:	Mescalero, New Mexico

Reporting Relationship:	To Chief Operating Officer or any person so designated by the Chief Operating Officer.

Monthly Base Salary:	Sixteen Thousand Six Hundred Sixty Six and 66/100 ($16,666.66)

Moving Expenses:	All reasonable actual moving expenses shall be reimbursed to Employee.

Housing:	The Employer recognizes that the Employee must relocate from his current primary residence. The Employer agrees to mitigate the cost of such relocation in the following manner. The Employer shall provide accommodations at The “Hotel Tower” adjacent to Inn of the Mountain Gods, at no cost to the employee or at the employee’s option the employer will reimburse the employee for the cost of off site accommodations with a temporary housing allowance. The Employee and Employee’s family are eligible to utilize this housing for residential purposes for a period up to ninety (90) days from the date of arrival in New Mexico (on or before September 1, 2008).

Employee Benefits:	Employee, spouse and eligible dependents will be eligible for immediate coverage for medical, dental, vision to the extent permitted by the Plan Document. At the employee option he may choose to be covered under COBRA at his current employer until a point where he becomes covered under the Plan Document. If the employee chooses this option she will be reimburse for any cost associated with those COBRA payments from the time of separation from his current employer until being covered by the employer’s benefit plan.

C.P.A. License	For as long as the Employee is employed by Employer, the Employer shall pay for :
1. Application fees and annual dues for Employee’s membership in the New Mexico Society of Certified Public Accountants and the American Institute of Certified Public Accountants.
2. Employee’s licensing as a CPA by the New Mexico Public Accountancy Board.
3 .The minimum continuing professional education credits required for the Employee to maintain his CPA license: however specific selections of certified professional education courses and/or seminars must be pre-approved by Employer.

Severance:	As set forth in Article 3.

/s/ Douglas A. Lentz Douglas A. Lentz, Chief Operating Officer

This 2nd day of September, 2008.

/s/ Daniel McCue Daniel McCue, Employee
This 20th day of August, 2008.